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                                                      EXHIBIT 8
                         May 25, 1995






Southern California Edison Company
P.O. Box 800128
2244 Walnut Grove Avenue
Rosemead, California  91770

          Re:  Registration Statement on Form S-3

Gentlemen:

        We have examined the Registration Statement on Form S-3 filed by Southern California Edison (the "Company") with the Securities and Exchange Commission on May 2, 1995 (the "Registration Statement") and the Prospectus Supplement filed by the Company on May 19, 1995 (the "Prospectus Supplement"), relating to the offering of $100,000,000 aggregate principal amount of the Company's 8-3/8% Quarterly Income Debt Securities due June 30, 2044 (the "QUIDS"). We have examined that certain indenture, dated May 1, 1995, and the supplemental indenture, dated May 25, 1995 (the "Indentures"), between the Company and the First National Bank of Chicago as trustee (the "Trustee") under which the QUIDS were issued. We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the QUIDS.

        It is our opinion that the descriptions contained in the Supplemental Prospectus under the heading "United States
Taxation" constitute fair summaries of those statutes and regulations discussed therein as applicable to the offering of the QUIDS.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading "Legal Matters" in the prospectus which is contained in the Registration Statement.

        This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes, except as expressly provided in the preceding paragraph.

                         Respectfully submitted,


                         Milbank, Tweed, Hadley & McCloy